Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-184297

PROSPECTUS

21,635,920 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to 21,635,920 shares of Walker & Dunlop, Inc. common stock by the selling stockholders (and permitted transferees, pledgees, donees, assignees and successors) identified in this prospectus or in any supplement to this prospectus. See “Selling Stockholders.” This prospectus does not necessarily mean that any selling stockholder will offer or sell those shares and does not obligate any selling shareholder to do so. We cannot predict when or in what amounts one or more selling stockholders may sell any of the shares offered by this prospectus. The prices at which a selling stockholder may sell its shares of our common stock will be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.  See “Plan of Distribution.”  We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “WD.” The last reported sale price of the common stock on October 1, 2012 was $15.30 per share.

Walker & Dunlop, Inc. is a Maryland corporation with its principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, telephone number (301) 215-5500.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 2 of this prospectus as well as the information set forth under the caption “Risk Factors” in any document incorporated by reference in this prospectus for a discussion of the risks that you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2012.

You should rely only on the information contained in this prospectus and the documents incorporated by reference in this prospectus.  To the extent there are any inconsistencies between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement.  You should rely only on the information provided or information to which we have referred you, including any information incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus and any applicable prospectus supplement prepared by us or the other documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, which we have referred you to in “Incorporation by Reference,” before making an investment decision in our common stock. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus.  Statements contained or deemed to be incorporated by reference in this prospectus or any prospectus supplement as to the content of any contract or other document are not necessarily complete, and in each instance that we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or such prospectus supplement, each such statement is being qualified in all respects by such reference.  Any information in such subsequent filings that is inconsistent with this prospectus or any earlier prospectus supplement will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to Walker & Dunlop, Inc., a Maryland corporation, together with its consolidated subsidiaries. This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Fannie Mae, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the U.S. Department of Housing and Urban Development and the Government National Mortgage Association. None of the owners of the trademarks appearing in this prospectus, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees, which we refer to collectively as the “trademark owners,” are issuers or underwriters of the shares of common stock being offered hereby, play (or will play) any role in the offer or sale of the shares of common stock, or have any responsibility for the creation or contents of this prospectus or any applicable prospectus supplement. In addition, none of the trademark owners have or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the shares of common stock being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus, any prospectus supplement or otherwise disseminated in connection with the offer or sale of the shares of common stock offered hereby. You must understand that, if you purchase our common stock in this offering, your sole recourse for any alleged or actual impropriety relating to the offer and sale of the common stock and the operation of our business will be against us (and/or, as may be applicable, the selling stockholder of such shares of common stock) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners.

WALKER & DUNLOP, INC.

We are one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. We originate, sell and service a range of multifamily and other commercial real estate financing products. Our clients are owners and developers of commercial real estate across the country. We originate and sell loans pursuant to the programs of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac,” and together with Fannie Mae, the government-sponsored enterprises, or the “GSEs”), the Government National Mortgage Association (“Ginnie Mae”) and the Federal Housing Administration, a division of the U.S. Department of Housing and Urban Development (together with Ginnie Mae, “HUD”), with which we have long-established relationships. We retain servicing rights and asset management responsibilities on nearly all loans that we sell to GSEs and HUD. We are approved as a Fannie Mae Delegated Underwriting and Servicing (“DUS” TM ) lender nationally, a Freddie Mac Program Plus lender in 22 states and the District of Columbia, a HUD Multifamily Accelerated Processing lender nationally and a Ginnie Mae issuer. We also originate and service loans for a number of life insurance companies and other institutional investors, in which cases we do not fund the loan but rather act as a loan broker.

We fund loans for GSE and HUD programs, generally through warehouse facility financings, and sell them to investors in accordance with the related loan sale commitment, which we obtain prior to loan closing. Proceeds from the sale of the loan are used to pay off the warehouse facility. The sale of the loan is typically completed within 60 days after the loan is closed. In cases where we do not fund the loan, we act as a loan broker and service some of the loans. Our originators who focus on loan brokerage are engaged by borrowers to work with a variety of institutional lenders to find the most appropriate loan instrument for the borrowers’ needs. These loans are then funded directly by the institutional lender and we receive an origination fee for placing the loan and a servicing fee for any loans we service.

In December 2010, we completed our initial public offering, pursuant to which we sold 6,666,667 shares and selling stockholders sold 3,333,333 shares of our common stock at a price per share of $10.00, resulting in gross proceeds to us of $66.7 million. The offering was completed on December 20, 2010.  We received net proceeds of $58.4 million from the initial public offering after deferred underwriting discounts and commissions and other accrued offering costs.  In connection with our IPO, we completed the formation transaction through which Walker & Dunlop, LLC (“WDLLC”) became a wholly owned subsidiary of Walker & Dunlop, Inc., a newly formed Maryland corporation. In connection with the formation transaction, members of the Walker family, certain of our directors and executive officers and certain other individuals and entities who owned direct and indirect equity interests in WDLLC contributed their respective interests in such entities to Walker & Dunlop, Inc. in exchange for shares of our common stock. Our predecessor entities have historically operated as pass-through tax entities (partnerships, LLCs and S-corporations). Accordingly, our historical earnings have resulted in only nominal federal and state corporate level expense. The tax liability has been the obligation of our owners. Upon closing our initial public offering on December 20, 2010, our income became subject to both federal and state corporate tax

On January 19, 2011, we issued an additional 221,292 shares of common stock at $10.00 per share upon the partial exercise of the overallotment option by the underwriters. We received net proceeds of approximately $2.1 million, net of underwriting discounts and commissions of approximately $0.2 million.

On September 4, 2012, our indirect wholly owned subsidiary, WDLLC, purchased from CW Financial Services LLC (“CW Financial”), and CW Financial sold to WDLLC, all of the limited liability company interests in CWCapital LLC (the “Acquisition”).  Prior to the Acquisition, CWCapital LLC was a wholly owned subsidiary of CW Financial and was one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending.  Like we, CWCapital originated and sold multifamily mortgage loans pursuant to the programs of the GSEs and HUD, with which CWCapital had long-established relationships.  Upon the Acquisition, CWCapital LLC became a wholly owned subsidiary of WDLLC and changed its name from CWCapital LLC to Walker & Dunlop Capital LLC.  On the same date, in partial consideration for the Acquisition, we issued to CW Financial 11,647,255 shares of our common stock (the “Acquisition Shares”) pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).  CW Financial subsequently transferred the Acquisition Shares to Galaxy Acquisition LLC (“Galaxy”).  Galaxy indirectly owns 100% of the membership interest in CW Financial.

Walker & Dunlop, Inc. is a Maryland corporation with its principal executive offices located at 7501 Wisconsin Avenue, Suite 1200E, Bethesda, Maryland, 20814, telephone number (301) 215-5500.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the factors discussed under “Item 1A. Risk Factors” contained in our Annual Report filed on Form 10-K for the year ended December 31, 2011 and our Quarterly Report filed on Form 10-Q for the quarterly period ended June 30, 2012, both of which are incorporated herein by reference, as well as other information contained or incorporated by reference in this prospectus or any prospectus supplement. Each of these risks could adversely affect our business, operating results and financial condition, which may result in the loss of all or part of your investment.  See “Where You Can Find More Information” and “Incorporation by Reference” below.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference herein may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement. Statements regarding the following subjects, among others, may be forward-looking:

•                  the future of GSEs and their impact on our business;

•                  our growth strategy;

•                  our ability to integrate Walker & Dunlop Capital LLC into our business successfully and the amount of time and expense spent and incurred in connection with the integration

•                  our projected financial condition, liquidity and results of operations;

•                  our ability to obtain and maintain warehouse and other loan funding arrangements;

•                  availability of and our ability to retain qualified personnel and our ability to develop relationships with borrowers, key principals and lenders;

•                  degree and nature of our competition;

•                  the outcome of pending litigation;

•                  changes in governmental regulations and policies, tax laws and rates, and similar matters and the impact of such regulations, policies and actions;

•                  our ability to comply with the laws, rules and regulations applicable to us;

•                  trends in the commercial real estate finance market, interest rates, commercial real estate values, the credit and capital markets or the general economy; and

•                  general volatility of the capital markets and the market price of our common stock.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see “Risk Factors.”

USE OF PROCEEDS

We will not receive any proceeds from any sales of shares of our common stock from time to time by any selling stockholder named in this prospectus or in any prospectus supplement. The proceeds from the offering are solely for the account of the selling stockholders. We have agreed, however, to pay certain expenses relating to the registration of the shares of common stock under applicable securities laws.  These may include, without limitation, all registration and filing fees, blue sky fees and expenses and fees and expenses of our counsel.

SELLING STOCKHOLDERS

Up to 21,635,920 shares of our common stock are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholders (and permitted transferees, pledgees, donees, assignees and successors) identified in this prospectus or in any supplement to this prospectus.  The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered.  When we refer to a “selling stockholder” in this prospectus, we mean any person specifically identified in the table below, as well as (i) in the case of each identified selling stockholder, the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in a manner other than through a public sale and (ii) in the case of the Acquisition Shares held by Galaxy, the following affiliates of Galaxy (the “Galaxy Affiliates”): Galaxy CF Holdings LLC (“Galaxy CF”); Galaxy CF UST Investment Holdings LLC (“Galaxy CF UST”), Fortress Credit Opportunities Fund (A) LP (“FCOF (A)”); Fortress Credit Opportunities Fund (B) LP (“FCOF (B)”); Fortress Credit Opportunities Fund (C) L.P. (“FCOF (C)”); Fortress Credit Opportunities Fund II (A) LP (“FCOF II (A)”); Fortress Credit Opportunities Fund II (B) LP (“FCOF II (B)”); Fortress Credit Opportunities Fund II (C) L.P. (“FCOF II (C)”); Fortress Credit Opportunities Fund II (D) L.P. (“FCOF II (D)”); Fortress Credit Opportunities Fund II (E) LP (“FCOF II (E)”); FCO MA II LP (“FCO MA II”); FCO MA LSS LP (“FCO MA LSS”); FTS SIP L.P. (“FTS SIP”); Galaxy PEF Holdings LLC (“Galaxy PEF”); Galaxy Acquisition Blocker B LLC (“Galaxy Bolcker B”); Galaxy Acquisition Blocker CFG LLC (“Galaxy Blocker CFG”); Fortress Investment Fund V (Fund A) L.P. (“FIF V (A)”); Fortress Investment Fund V (Fund B) L.P. (“FIF V (B)”); Fortress Investment Fund V (Fund C) L.P. (“FIF V (C)”); Fortress Investment Fund V (Fund D) L.P. (“FIF V (D)”); Fortress Investment Fund V (Fund E) L.P. (“FIF V (E)”); Fortress Investment Fund V (Fund F) L.P. (“FIF V (F)”); and Fortress Investment Fund V (Fund G) L.P. (“FIF V (G)”).  To the extent of any transfer of any Acquisition Shares to any Galaxy Affiliate, the Galaxy Affiliate will be a selling stockholder.

The table below sets forth as of October 1, 2012 the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may, from time to time, offer pursuant to this prospectus.  To our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationships with us or any of our predecessors other than as discussed in this prospectus or the documents incorporated by reference in this prospectus.  For more information on such material relationships, see “—Material Relationships with the Selling Stockholders.”  The information presented regarding each selling stockholder is based, in part, upon information provided to us by that selling stockholder.

We do not know when or in what amounts any selling stockholder may offer shares for sale, except that we understand certain selling stockholders have adopted or may in the future adopt prearranged Rule 10b5-1 stock trading plans allowing them to sell a portion of their shares over time as part of their financial, tax and/or estate planning.  On September 4, 2012, we entered into a registration rights agreement with CW Financial, pursuant to which we agreed to file within 30 days a registration statement registering for resale the shares of the Acquisition Shares with the SEC.  See “Plan of Distribution” below.  Additional information concerning the registration rights agreement is provided under the caption “Registration Rights Agreement” in our Definitive Proxy Statement on Schedule 14A, filed on July 26, 2012, and under the captions “Registration Rights Agreement” and “Transfer and Joinder Agreement” in Item 1.01 of our Current Report on Form 8-K, filed on September 10, 2012.  If at any time Galaxy or CW Financial desires to transfer any of the Acquisition Shares to an unaffiliated third party in a private sale and such Acquisition Shares would constitute more than 10% of our common stock then issued and outstanding on a fully-diluted basis, then we will have a right of first offer with respect to such Acquisition Shares.  Additional information concerning our right of first offer is provided under the caption “Closing Agreement—Right of First Offer” in our Definitive Proxy Statement on Schedule 14A, filed on July 26, 2012, and under the captions “Closing Agreement” and “Transfer and Joinder Agreement” in Item 1.01 of our Current Report on Form 8-K, filed on September 10, 2012.  The Closing Agreement and the Transfer and Joinder Agreement also provide that Galaxy will not transfer any of the Acquisition Shares prior to the 180th day following September 4, 2012, except for transfers to one or more of Galaxy’s affiliates.  For a further description of any agreements, arrangements or understandings between us and any selling stockholder regarding the sale by it of any of the shares covered by this prospectus, see “Selling Stockholders — Material Relationships with the Selling Stockholders” and “Plan of Distribution.”  Any selling stockholder may at any time sell all, a portion or none of its shares offered by this prospectus.

The following table has been prepared assuming that each selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares of our common stock during the offering. We cannot advise you as to whether any selling stockholder will in fact sell any or all of its shares of our common stock. In addition, information about each selling stockholder may change over time. Any selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Any revised or new information given to us by any selling stockholder will be set forth in an applicable prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Beneficial ownership is determined in accordance with the rules of the U. S. Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, all persons named in the table below have sole voting and investment power with respect to their shares of our common stock. Percentage of beneficial ownership as given below is based on 34,574,281 shares of our common stock outstanding as of October 1, 2012.

	Beneficial Ownership Prior to Resale Offering (1)(2)		Shares Offered Pursuant to this Prospectus (Maximum Number That May Be Sold)(2)(3)		Beneficial Ownership After Resale Offering(1)(2)(3)
Selling Stockholder	Shares of Common Stock	Percentage of Common Stock	Shares of Common Stock		Shares of Common Stock	Percentage of Common Stock

Column Guaranteed LLC (4)(5)	4,776,568	13.8%	4,771,051	(6)	—	—
Howard W. Smith III (7)	1,250,214	3.6%	1,177,532	(6)	—	—
Mallory Walker (8)	2,179,707	6.3%	2,179,707	(6)	—	—
William M. Walker (9)	1,843,802	5.3%	1,751,649	(6)	—	—
Richard Warner (10)	137,947	*	47,232	(6)	—	—
Deborah A. Wilson (11)	121,380	*	61,494	(6)	—	—
Galaxy Acquisition LLC (12)(5)	11,647,255	33.7%	11,647,255	(13)	—	—

*	Represents less than 1.0% of our common stock outstanding as of October 1, 2012.

(1)

Based on 34,574,281 shares of our common stock outstanding at October 1, 2012, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting or investment power (including the power to dispose or direct the disposition of) and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of options or other rights.

(2)

This registration statement shall also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)

Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number of shares (or actual percentage of the class) of our common stock that will be held by any selling stockholder upon completion of this resale offering..

(4)

Column Guaranteed LLC (“Column”) is an indirect subsidiary of Credit Suisse (USA), Inc. a Delaware holding company. Decisions regarding the voting or disposition of the shares of our common stock owned by Column would be made by management and various other professionals within Credit Suisse Securities (USA) LLC (“Credit Suisse”) and its affiliates. As of the date hereof, Edmund F. Taylor, a Managing Director of Credit Suisse, may be deemed to have voting or dispositive power over these shares. Mr. Taylor disclaims beneficial ownership of these shares. The principal business address for Credit Suisse, is Eleven Madison Avenue, New York, New York 10010. See also “—Material Relationships with the Selling Stockholders.”

Column is an affiliate of a broker-dealer and acquired the shares of our common stock for investment purposes in the ordinary course of business in connection with the formation transaction through which WDLLC became our wholly owned subsidiary. Column has represented to us that it had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their acquisition. In addition, Column did not receive the securities as compensation for professional services rendered by or on behalf of a broker-dealer.

(5)

In connection with the transactions contemplated by the Acquisition, the Company, WDLLC, Column and CW Financial entered into the Voting Agreement dated as of June 7, 2012 (the “Column Voting Agreement”).  The Column Voting Agreement provides that to the extent Column owns, directly or indirectly, at least 10% of our then outstanding common stock, at the annual meeting of our shareholders for the 2013 and 2014 calendar years, or at any special meeting of our shareholders held prior to the our 2014 annual meeting of shareholders at which our directors are to be elected, or at any taking of action by written consent of our shareholders prior to our 2014 annual meeting of shareholders with respect to which our directors are to be elected, Column has the right (but not the obligation) to designate one nominee for election to our board (such nominee, the “Column Nominee”). At each such election of our directors, CW Financial and its affiliates agreed to vote the shares of our common stock then held by CW Financial and its affiliates in favor of electing the Column Nominee to our board, and Column agreed to vote all of the shares of our common stock then held by Column in favor of electing the nominees of CW Financial or its affiliates to our board.  Pursuant to the Column Voting Agreement, Galaxy may be deemed to have beneficial ownership of 4,776,568 shares of our common stock held by Column, and Column may be deemed to have beneficial ownership of 11,647,255 shares of our common stock held by Galaxy.  Each of Galaxy and Column disclaims that it holds any beneficial ownership of the shares of our common stock held by the other.

(6)

Constitutes shares of our common stock previously covered by the Registration Statement on Form S-3 (File No. 333-178878) initially filed by us on January 4, 2012 that have not yet been sold by the relevant selling stockholder.

(7)	Executive Vice President and Chief Operating Officer. See also “—Material Relationships with the Selling Stockholders.”

(8)	Former Chairman of predecessor entities. See also “—Material Relationships with the Selling Stockholders.”

(9)	Chairman, President and Chief Executive Officer. See also “—Material Relationships with the Selling Stockholders.”

(10)	Executive Vice President and Chief Credit Officer. See also “—Material Relationships with the Selling Stockholders.”

(11)	Executive Vice President, Chief Financial Officer and Treasurer. See also “—Material Relationships with the Selling Stockholders.”

(12)

On September 14, 2012, the following reporting persons (the “Fortress Reporting Persons”) filed Amendment No. 1 to Schedule 13D with respect to our common stock (the “Fortress Schedule 13D”):  (i) CW Financial (ii) Galaxy, (iii) Galaxy CF, (iv) Galaxy PEF, (v) FCOF (A), (vi) FCOF II (A), (vii) FCOF II (E), (viii) FCO MA II, (ix) FCO MA LSS, (x) Galaxy CF UST, (xi) FCOF (B), (xii) FCOF (C), (xiii) FCOF II (B), (xiv) FCOF II (C), (xv) FCOF II (D), (xvi) FTS SIP, (xvii) FCO Fund GP LLC, (xviii) FCO Fund II GP LLC, (xix) FCO MA GP LLC, (xx) FCO MA II GP LLC, (xxi) FCO MA LSS GP LLC, (xxii) Fortress Credit Opportunities Advisors LLC, (xxiii) Fortress Credit Opportunities MA Advisors LLC, (xxiv) Fortress Credit Opportunities MA II Advisors LLC, (xxv) FCO MA LSS Advisors LLC, (xxvi) FIF V (A), (xxvii) FIF V (D), (xxviii) FIF V (E), (xxix) Galaxy Blocker B, (xxx) Galaxy Blocker CFG, (xxxi) FIF V (B), (xxxii) FIF V (C), (xxxiii) FIF V (F), (xxxiv) FIF V (G), (xxxv) Fortress Fund V GP L.P. (“FF V GP”), (xxxvi) Fortress Fund V GP (BCF) L.P. (“FF V GP (BCF)”), (xxxvii) FIG LLC, (xxxviii) Hybrid GP Holdings LLC, (xxxix) Fortress Fund V GP Holdings Ltd. (“FF V GP Holdings”), (xl) Fortress Fund V GP (BCF) Holdings Ltd. (“FF V GP (BCF) Holdings”), (xli) Principal Holdings I LP, (xlii) FIG Asset Co. LLC, (xliii) Fortress Operating Entity I LP, (xliv) FIG Corp. and (xlv) Fortress Investment Group LLC.

Galaxy directly owns 11,647,255 shares of our common stock, which represents the Acquisition Shares.  Other than Galaxy, none of the Fortress Reporting Persons directly owns any shares of our common stock, but, however, for the reasons set forth in the Fortress Schedule 13D, the other Fortress Reporting Persons may be deemed to beneficially own the Acquisition Shares.  Galaxy may transfer some or all of the Acquisition Shares to one or more of the Galaxy Affiliates.

As set forth in the Fortress Schedule 13D: each of FCOF (A), FCOF (B) and FCOF (C) has a principal business and principal office address of c/o FCO Fund GP, LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; each of FCOF II (A), FCOF (II (B), FCOF II (C), FCOF II (D) and FCOF II (E) has a principal business and principal office address of c/o FCO Fund II GP, LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; FTS SIP has a principal business and principal office address of c/o FCO MA GP LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; FCO MA II has a principal business and principal office address of c/o FCO MA II GP LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; FCO MA LSS has a principal business and principal office address of c/o FCO MA LSS GP LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; each of FIF V (A), FIF V (D), FIF V (E), FF V GP and FF V GP Holdings has a principal business and principal office address of c/o Fortress Operating Entity I LP, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; each of FIF V (B), FIF V (C), FIF V(F), FIF V (G), FFV GP (BCF) and FF V GP (BCF) Holdings has a principal business and principal office address of c/o Principal Holdings I LP, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105; and each of the other Fortress Reporting Persons has a principal business and principal office address of c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York, 10105.

Galaxy is an affiliate of a broker-dealer and acquired the shares of our common stock for investment purposes in the ordinary course of business in connection with the Acquisition. Galaxy has represented to us that it had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their acquisition. In addition, Galaxy did not receive the securities as compensation for professional services rendered by or on behalf of a broker-dealer.

(13)	Constitutes shares of our common stock received pursuant to the Acquisition.

Material Relationships with the Selling Stockholders

We have entered into several agreements and arrangements with the selling stockholders and their affiliates, including the registration rights agreements pursuant to which the selling stockholders’ shares are included in this prospectus.

Tax Advances and Loans Prior to our Initial Public Offering

As our predecessor, WDLLC, provided tax advances to its members on a quarterly basis when it generated taxable income for the members. Tax advances were based on taxable income at the highest federal and local taxes for residents of the District of Columbia. For the year ended December 31, 2010, tax advances of $611,636 and $459,546 were made to William Walker and Howard Smith, respectively. All outstanding advances were repaid in full prior to our initial public offering. The tax advances bore no interest rate.

On July 8, 2008, Deborah Wilson purchased a 3.2% interest in one of our predecessors, GPF Acquisition, LLC, in return for a $218,946 note held by the company. The note was scheduled to mature on the earlier of December 31, 2018, at Deborah Wilson’s termination of employment with the company, or a sale of GPF Acquisition, LLC. The interest rate on the note was equal to the 90-day LIBOR plus 200 basis points. All GPF Acquisition, LLC distributions, except for tax advances, were used to pay down the note. On August 2, 2010, Deborah Wilson repaid the balance of the note in full.

Other Material Relationships

Additional information about certain material relationships between us and the selling shareholders is included in the documents incorporated by reference in this prospectus, including but not limited to the information set forth under the caption “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed on April 26, 2012, and under the caption “Legal Proceedings” in our Annual Report filed on Form 10-K for the year ended December 31, 2011 and our Quarterly Report filed on Form 10-Q for the quarterly period ended June 30, 2012.  Descriptions of our relationships with Galaxy and CW Financial are also included in our Definitive Proxy Statement on Schedule 14A, filed on July 26, 2012, and our Current Report on Form 8-K, filed on September 10, 2012.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit certain selling stockholders to conduct public secondary trading of such common stock from time to time after the date of this prospectus. We will not receive any proceeds from the sale of shares of our common stock from time to time by any selling stockholder pursuant to this prospectus. The aggregate proceeds received by the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. Each selling stockholder named in this prospectus reserves the right, directly or through its agents, to accept or reject any proposed purchase of common stock.

The common stock offered by this prospectus may be sold or otherwise distributed from time to time:

•                  directly by the selling stockholders (including, without limitation, any or all of the Galaxy Affiliates) and their successors, which include their permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholder’s interests, or

•                  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock (these discounts, concessions or commissions may be less than or in excess of those customary in the types of transactions involved).

Unless otherwise permitted by law, if shares of our common stock are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders or the Galaxy Affiliates, then we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include such pledgee, donee, transferee or other successors in interest as selling stockholders under this prospectus.

Any selling stockholder or underwriter, broker-dealer or agent who participates in the sale or distribution of the common stock may be deemed to be an “underwriter” with respect to that sale or distribution within the meaning of the Securities Act. Any selling stockholder from time to time identified as or affiliated with registered broker-dealers participating in the sale or distribution of the common stock is deemed to be an underwriter with respect to securities sold by it pursuant to this prospectus and any applicable prospectus supplement. As a result, any profits on the sale of the shares of our common stock by such selling stockholder and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are also subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•                  fixed prices;

•                  prevailing market prices at the time of sale;

•                  prices related to such prevailing market prices;

•                  varying prices determined at the time of sale; or

•                  otherwise negotiated prices or without cash consideration.

These sales may be effected in one or more transactions:

•                  on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•                  in the over-the-counter market;

•                  in transactions other than on such exchanges or services or in the over-the-counter market;

•                  through the writing of options, whether such options are listed on an options exchange or otherwise;

•                  in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  in sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for the shares;

•                  in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  through an exchange distribution in accordance with the rules of the applicable exchange;

•                  in privately negotiated transactions;

•                  through the settlement of short sales;

•                  in which broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•                  through dividends or other distributions made by selling stockholders to their respective partners, members or stockholders;

•                  through any combination of the foregoing; or

•                  any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which in turn may:

•                  engage in short sales of our common stock in the course of hedging their positions;

•                  sell our common stock short and deliver our common stock to close out short positions;

•                  loan or pledge our common stock to broker-dealers or other financial institutions that in turn may sell our common stock;

•                  enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of our common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•                  enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Our common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of underwriters or dealers to purchase the common stock offered will be subject to certain conditions precedent and the terms of any agreement entered into with the underwriters. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of our common stock by the selling stockholders, except that we understand certain selling stockholders have adopted or may in the future adopt prearranged Rule 10b5-1 stock trading plans allowing them to sell a portion of their shares over time as part of their financial, tax and/or estate planning.

Our common stock is listed on the NYSE under the symbol “WD.”

There can be no assurance that any selling stockholder will sell any or all of our common stock held by it under this prospectus. Further, we cannot determine whether any such selling stockholder will transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Underwriters, dealers or agents may be authorized to solicit offers by certain institutional investors to purchase the common stock from the selling stockholders pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•                  commercial and savings banks;

•                  insurance companies;

•                  pension funds;

•                  investment companies; or

•                  educational and charitable institutions.

If and to the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

On December 20, 2010, we issued 14,741,504 shares of our common stock as part of the formation transactions completed concurrently with our initial public offering. In connection with the formation transactions, we entered into a registration rights agreement, dated as of December 20, 2010 (the ‘‘2010 Registration Rights Agreement’’), with Mallory Walker, Taylor Walker, William M. Walker, Howard W. Smith, III, Richard C. Warner, Donna Mighty, Michael Yavinsky, Ted Hermes, Deborah A. Wilson and Column (collectively, the ‘‘RRA Stockholders’’).  The 2010 Registration Rights Agreement related to 11,408,171 shares of our common stock (of which 9,988,665 remain registrable) issued in connection with our formation transactions to former direct and indirect equity holders of WDLLC, including the RRA Stockholders (the “Initial Registrable Shares”). Pursuant to the 2010 Registration Rights Agreement, we have granted such holders and their direct and indirect transferees demand registration rights to have the Initial Registrable Shares registered for resale, which registration statement must remain effective for the shorter of two years or until the date on which all of the Initial Registrable Shares have been sold. In addition to demand registration rights, certain holders received tag along rights whereby they have the right to have their shares registered if other persons with registration rights register their shares or if our company proposes to file a registration statement in connection with an underwritten offering. The right to keep a registration statement effective shall cease to apply on the earlier of (1) the date that is two years after the date the SEC declares effective a registration statement covering the Initial Registrable Shares, (2) the date on which all of the Initial Registrable Shares can be sold pursuant to Rule 144 without any volume limitations or other restrictions on transfer or (3) the date on which such holders sell all of the initial registrable securities under a registration statement covering the Initial Registrable Shares.  Notwithstanding the

foregoing, we are permitted, from time to time, to suspend the use of any prospectus that is part of the registration statement filed pursuant to the 2010 Registration Rights Agreement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods.

On September 4, 2012, we issued the Acquisition Shares in connection with the closing of the Acquisition and entered into a registration rights agreement with CW Financial (the “2012 Registration Rights Agreement”), related to the Acquisition Shares.  Pursuant to the 2012 Registration Rights Agreement, we have granted CW Financial and its direct and indirect assignees and transferees (the “Holders”) demand registration rights to have the Acquisition Shares registered for resale.  We must use our reasonable best efforts to keep the Acquisition Shares registered on a registration statement that remains effective for the earlier of (i) the date on which all of the Acquisition Shares covered by such registration statement are eligible for sale without registration pursuant to Rule 144 (or any successor provision) under the Securities Act without volume limitations or other restrictions on transfer or (ii) the date on which the Holders consummate the sale of all of the Acquisition Shares registered under the registration statement.  The 2012 Registration Rights Agreement provides that, upon the written request of Holders of a number of Acquisition Shares equal to at least five (5) percent of the outstanding shares of our common stock as of September 4, 2012, the Holders are entitled to effect the sale of Acquisition Shares through an underwritten public offering, subject to certain limitations.  In addition to demand registration rights, certain holders received piggy-back rights whereby they have the right to have their shares registered if other persons with registration rights register their shares or if our company proposes to file a registration statement in connection with an underwriting offering. Notwithstanding the foregoing, we are permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement filed pursuant to the 2012 Registration Rights Agreement (and therefore suspend sales under the registration statement) in the event of certain corporate events affecting us for certain periods.

We will bear all of the costs and expenses incident to our registration requirements under the 2010 Registration Rights Agreement and the 2012 Registration Rights Agreement including, without limitation, all registration, filing and stock exchange or Financial Industry Regulatory Authority fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, and all fees and disbursements of counsel and independent public accountants retained by us and one counsel retained by the respective selling stockholders under each of the 2010 Registration Rights Agreement and the 2012 Registration Rights Agreement. We have also agreed to indemnify the persons receiving registration rights against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute the payments such persons may be required to make in respect thereof.

Our company and CW Financial entered into a letter agreement, dated as of June 7, 2012 (the ‘‘Piggyback Side Letter’’), with William M. Walker, Howard W. Smith, III, Richard C. Warner, Deborah A. Wilson, Mallory Walker and Column (the “Specified Stockholders”) pursuant to which each of CW Financial and the Specified Stockholders agreed to, among other things: (i) pro rata cutbacks with respect to their respective piggyback registration rights under the 2010 Registration Rights Agreement and the 2012 Registration Rights Agreement, if requested by a managing underwriter in order to reduce the amount of shares of our common stock to be included in offerings of common stock for our own account or underwritten offerings of common stock for the account of CW Financial or the Specified Stockholders; (ii) the selection of the managing underwriters for any underwritten offering demanded by CW Financial and the Specified Stockholders, respectively; (iii) the right of Column to request an underwritten offering subject to certain thresholds; and (iv) our inclusion of registrable securities of the Specified Stockholders in the registration statement to be filed in connection with the 2012 Registration Rights Agreement.

Pursuant to the Transfer and Joinder Agreement dated as of September 4, 2012 among our company, CW Financial and Galaxy, Galaxy agreed to be bound by all the provisions of the 2012 Registration Rights Agreement and the Piggyback Side Letter that were applicable to CW Financial.

DESCRIPTION OF CAPITAL STOCK

The following summary of the rights and preferences of our capital stock and related provisions of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law, and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to two hundred million (200,000,000) shares of common stock, $0.01 par value per share, and fifty million (50,000,000) shares of preferred stock, $0.01 par value per share.  Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of stock of any class or series without stockholder approval.  No shares of our preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of our common stock are not deposits or other obligations of any bank, an insurance policy of any insurance company or insured or guaranteed by the FDIC, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guarantee association coverage or any similar protection.

Shares of Common Stock

Voting Rights of Common Stock

Except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Under the Maryland General Corporation Law (“MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of the votes entitled to be cast on the matter. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity if all of the equity interests of that entity are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without the approval of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefore. If we fail to pay dividends on any shares of our preferred stock, if any are then outstanding, generally we may not pay dividends on or repurchase shares of our common stock until such time as we have paid dividends on any outstanding shares of our preferred stock. Holders of shares of our common stock are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company and the preferential amounts owing with respect to any outstanding preferred shares.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights, unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Holders of shares of our common stock have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of our common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest.  No shares of our preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed, traded or quoted. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that, depending upon the terms of the particular class or series, delays, defers or prevents a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock with respect to dividends, distributions or rights upon liquidation. The issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise be in the best interests of the stockholders. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare Services LLC.  The principal business address of Computershare Services LLC is 480 Washington Boulevard, Jersey City, New Jersey 07310.

CERTAIN PROVISIONS OF MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law, and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors, but may not be fewer than the minimum number required under the MGCL nor more than 15. As of the date of this prospectus, we have eight directors.  As previously disclosed, in connection with the Acquisition, our board of directors has adopted resolutions to increase the number of members of our board of directors from eight to eleven members, up to two of whom may be designated by CW Financial for each election of directors through our annual meeting to be held in 2014. In addition, an independent member will be nominated by us.  Should CW Financial and its affiliates cease to own at least 20% of our common stock, CW Financial shall forfeit the right to nominate one Board designee; and upon ceasing to own at least 10% of our common stock, CW Financial shall forfeit the right to nominate its remaining Board designee.

Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•                  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approve in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year prohibition, any business combination between our company and an interested stockholder must be recommended by the board of directors and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•                  two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.  Our bylaws provide that the Maryland Control Share Acquisition Act does not apply to any of the Acquisition Shares.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•                  a classified board;

•                  a two-thirds stockholder vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•                  a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, which removal will be allowed only for cause, (ii) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies and (iii) require, unless called by the chairman of our board of directors, our president or chief executive officer or a majority of our directors then in office, the written request of stockholders entitled to cast no less than a majority of all votes entitled to be cast at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors and indemnification of directors and officers) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of all votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders holding not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•                  pursuant to our notice of the meeting;

•                  by or at the direction of our board of directors; or

•                  by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•                  pursuant to our notice of the meeting;

•                  by or at the direction of our board of directors; or

•                  provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice provisions set forth in, and provided information and certificates required by, our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The business combination statute, control share acquisition statute, the provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders.

Corporate Opportunities

Our bylaws provide that we renounce any interest or expectancy in certain corporate opportunities in which Fortress Investment Group LLC (“Fortress”) and certain persons affiliated with Fortress participate or desire or seek to participate.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our charter and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to:

•                  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Certain legal matters relating to this offering, including the validity of common stock offered hereby by us and by the selling stockholders will be passed upon for us by Arnold & Porter LLP.

EXPERTS

The consolidated financial statements of Walker & Dunlop, Inc. and subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheet of CWCapital LLC as of December 31, 2011, and the related statements of income, member’s equity, and cash flows for the year then ended, and the balance sheets of CWCapital LLC as of December 31, 2010 and August 31, 2010, and the related statements of net income/loss, member’s equity, and cash flows for the four-month period ended December 31, 2010, and the nine-month period ended August 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The balance sheets of CWCapital LLC as of November 30, 2009 and 2008, and the related statements of net loss, other comprehensive loss, member’s equity, and cash flows for years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Deloitte & Touche LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.walkerdunlop.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

We have filed with the SEC a registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock that the selling stockholders may sell from time to time. For further information with respect to our company and the shares of our common stock that may be sold from time to time by a selling stockholder pursuant to this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act.  Copies of the registration statement, including the exhibits and schedules to the registration statement, and any of our annual, quarterly and current reports or proxy statements and other information may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of this registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov .

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC.  You may refer to the registration statement, exhibits and schedules for more information about us and our common stock.  The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is deemed to be part of this prospectus from the date we file that document, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 9, 2012;

•                  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed on May 10, 2012, August 9, 2012 and November 8, 2012, respectively;

•                  Current Reports on Forms 8-K and 8-K/A filed on April 4, 2012, June 8, 2012, June 12, 2012, June 14, 2012, June 15, 2012, June 28, 2012, July 9, 2012, August 30, 2012, September 10, 2012, October 2, 2012 and October 12, 2012;

•                  Definitive Proxy Statements on Schedule 14A, filed on April 26, 2012 and July 26, 2012; and

•                  the description of our common stock contained in the Registration Statement on Form 8-A, filed on December 9, 2010, which incorporates by reference the description of our common stock from our Registration Statement on Form S-1 (Reg. No. 333-168535), and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the selling stockholders have sold all of the common stock to which this prospectus relates or the offering is otherwise terminated. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You should rely only on the information contained in this document or that information to which this prospectus has referred you. Neither we nor the selling stockholders have authorized anyone to provide you with any additional information.

The documents incorporated by reference into this prospectus are available from us and upon request. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for such copies should be directed to the following:

Walker & Dunlop, Inc.

Attn.: Richard M. Lucas, Executive Vice President, General Counsel and Secretary

7501 Wisconsin Avenue, Suite 1200E

Bethesda, MD 20814

(301) 215-5500

Except as expressly provided above, no other information, including information on our web site, is incorporated by reference into this prospectus.

21,635,920 Shares

Walker & Dunlop, Inc.

Common Stock

PROSPECTUS

November 30, 2012